September 25, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for QS Conservative Growth Fund, QS Defensive Growth Fund,
 QS Growth Fund and QS Moderate Growth Fund, each a series of the Legg Mason Partners Equity Trust
(File No. 811-06444) (the "Funds") and, under the date of March 17, 2017, we reported on the financial statements of the Funds as of and for the year ended January 31, 2017. On August 14, 2017 we resigned at the request of the Funds. We have read the Funds' statements included under Item 77K of its Form N-SAR dated September 25, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund's statement that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Funds' statement that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements.
Very truly yours,
(signed) KPMG LLP


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